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                                                                    EXHIBIT 23.1



We consent to the incorporation by reference in Registration Statement Form S-8 (No. 333-88475) pertaining to the Amended and Restated 1990 Stock Option plan, Form S-8 (No. 333-39309) pertaining to the Non-Qualified Stock Options, and Form S-8 (No. 333-14145) pertaining to the 1990 Stock Option Plan, 1994 Non-Employee Director Stock Option Plan and Non-qualified Stock Options all of Toreador Royalty Corporation of our report dated July 21, 2000, with respect to the Audited Financial Statements of Texona Petroleum Corporation as of and for the year ended December 31, 1999 and included in its Current Report on Form 8-K dated September 19, 2000 and filed on October 2, 2000 with the Securities and Exchange Commission Ernst & Young LLP

October 2, 2000